Exhibit 1.2

[Reference Translation]

REGULATIONS OF THE BOARD OF DIRECTORS

(Classification A)

Established on April 1, 2016

Concordia Financial Group, Ltd.

(Kabushiki Kaisha Concordia Financial Group)

Corporate Planning Department

Regulations of the Board of Directors (Classification A)

Article 1. (Purpose)

All matters concerning the Board of Directors shall, except as otherwise provided for by laws or ordinances or by the Articles of Incorporation, be governed by the provisions of these regulations.

Article 2. (Function)

The Board of Directors shall make decisions regarding the fundamental management policy and execution of operation of the Company’s group.

Article 3. (Organization)

1.	The Board of Directors shall consist of all Directors of the Company.

2.	The Audit & Supervisory Board Members shall be required to attend the meetings of the Board of Directors and express their opinions if necessary.

3.	The Board of Directors may invite Corporate Officers or general managers of the relevant departments and ask for their opinions or explanations.

Article 4. (Holding of Meetings)

The ordinary meetings of the Board of Directors shall, in principle, be held monthly; provided, however, that the extraordinary meetings of the Board of Directors shall be held if necessary.

Article 5. (Person to Convene Meetings and Chairperson)

1.	The President and Director shall convene and chair the meetings of the Board of Directors.

2.	When the President and Director is absent or prevented from exercising his/her function, one of the other Directors shall take his/her place in accordance with the order in which their signatures appear on the minutes of the meetings of the Board of Directors.

3.	Each of the Directors may request the convocation of a meeting of the Board of Directors by submitting to the person who is authorized to convene meetings a document setting forth agenda and reasons therefor.

4.	Each of the Audit & Supervisory Board Members may request the convocation of a meeting of the Board of Directors by submitting to the person who is authorized to convene meetings a document setting forth matters to be reported to the Board of Directors.

Article 6. (Convocation Notices)

1.	Notice of a meeting of the Board of Directors shall be given to each Director and Audit & Supervisory Board Member at least three (3) days prior to the date set for such meeting.

2.	With the consent of all Directors and Audit & Supervisory Board Members, a meeting of the Board of Directors may be held without following the convocation procedure.

Article 7. (Determination of Agenda)

The agenda of a meeting of the Board of Directors shall be determined by the person who is authorized to convene meetings or the Chairperson.

Article 8. (Method of Resolutions)

1.	Unless otherwise provided for by laws or ordinances, the resolution of a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present which Directors present shall constitute a majority of all Directors then in office who are entitled to participate in the voting.

2.	In case any Director makes a proposition with regard to any of the matters to be resolved in the meeting of the Board of Directors and all Directors entitled to participate in the voting on such proposition consent thereto in writing or in electronic records, a resolution for adopting the proposition by the Board of Directors shall be deemed to have been carried; provided, however, that this shall not apply when any Audit & Supervisory Board Member expresses his/her objection to such proposition.

Article 9. (Matters To Be Resolved and Matters To Be Reported)

1.	The following matters shall be resolved at the meetings of the Board of Directors:

(1)	Convocation of the general meetings of shareholders and determination of the agenda;

(2)	Determination of the order in which the Directors shall take the place of the Chairperson in the general meetings of shareholders;

(3)	Approval of financial statements, consolidated financial statements, business reports and their annex specifications;

(4)	Appointment of the Representative Directors;

(5)	Appointment of the Executive Directors;

(6)	Appointment of the Advisors;

(7)	Divisions of duties among the Directors and the delegation of the employees’ duties to the Directors;

(8)	Approval of a Director’s engaging in a competing transaction and a transaction with a group company;

(9)	Issuance of new shares (including bonds with stock acquisition rights);

(10)	Issuance of corporate bonds;

(11)	Selection of a share registrar and its place of business;

(12)	Dividend of surplus and other relevant matters;

(13)	Acquisition and disposal of important assets;

(14)	Significant amount of debt;

(15)	Appointment of Executive Officers;

(16)	Appointment of important employees other than Executive Officers;

(17)	Establishment, alteration and abolition of important organizations;

(18)	Establishment, amendment and abolition of important regulations and rules;

(19)	Other important matters relating to execution of operation; and

(20)	Matters prescribed by “Rules on Matters To Be Discussed with or Reported from Subsidiaries” to be resolved at the meetings of the Board of Directors.

2.	The Directors shall report the following matters to the Board of Directors:

(1)	The status of execution of operation; and

(2)	Competing transactions involving the Directors, the important facts with respect to transactions between the Directors and the group companies and other matters related to the Directors.

3.	The Directors shall report to the Board of Directors matters prescribed by “Rules on Matters To Be Discussed with or Reported from Subsidiaries” to be reported to the Board of Directors.

Article 10. (Minutes of Meetings)

1.	The substance of proceedings at a meeting of the Board of Directors and the results thereof shall be described or recorded in minutes of the meeting, and the Directors and Audit & Supervisory Board Members present shall affix their names and seals or electronic signatures thereto.

2.	The minutes of the meetings of the Board of Directors shall be kept for a period prescribed by the law.

3.	Original materials and documents for the meetings of the Board of Directors shall be kept for the period provided for in the preceding paragraph.

Article 11. (Administrative Office)

Administrative office shall be established in the Corporate Planning Department.

Article 12. (Amendment and Abolition)

Amendment and abolition of these regulations shall be resolved by the Board of Directors.

End

(Established on April 1, 2016)

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